Exhibit 99.1

Martek Biosciences Corporation
December 16, 2003, 4:45 pm

Corporation Participants:

Henry Linsert, Jr. Chairman & CEO — Martek Biosciences Corp.

Peter Buzy CFO & Treasurer — Martek Biosciences Corp.

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Martek Biosciences fourth quarter 2003 conference call.

During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. At that time, if you have a question, please press the one followed by the four on your telephone.

As a reminder, this conference is being recorded Tuesday, December 16, 2003.

Your speakers for today are Mr. Pete Linsert, Chairman and Chief Executive Officer, and Mr. Peter Buzy, Chief Financial Officer.

I would now like to turn the conference over to Mr. Peter Buzy. Please go ahead, sir.

Peter Buzy - CFO & Treasurer — Martek Biosciences Corp.

Good afternoon and welcome to Martek’s fourth quarter conference call. I’d like to start the call with some Safe Harbor language.

Our call and discussion today will contain forward-looking statements concerning, among other things, expectations regarding future revenue growth, product introductions, growth in nutritional product sales, production expansion, sales to infant formula licensees, expectations regarding manufacturing processes, including the impact of currency exchange rates, future research and development costs and capital expansions.

These statements are based upon numerous assumptions that Martek cannot control, and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth in the company’s filings with the Securities and Exchange Commission.

With that, I’ll turn it over to Pete Linsert.

Henry Linsert, Jr. - Chairman& CEO — Martek Biosciences Corp.

Thanks, Pete. It gives me a great deal of pleasure to say for the first time, looking back at a year, that we’ve had a profitable year. This is a first in the history of the company, and we all feel great about it.

You can see from the numbers – Pete’s going to go over these in a lot of detail, but the numbers speak for themselves. We were doing what we thought we’d do, and so we’re making a tremendous amount of progress on increasing our revenues as we expected at the beginning of the year, and throughout the year. So the revenue growth is excellent.

I think the gross profit margin needs improvement. We’re aware of this. I think the euro-dollar conversion cost us probably over $5 million this past year. And it’s probably cost us four to five percent on a gross profit margin.

So, that has affected us. But we do expect to be addressing the issue by getting U.S. production of arachidonic acid beginning next month here in the United States. So we think that this is a long-term solution.

We’re also very busy at construction. We’ve been working around the clock, seven days a week, 24 hours a day. For an example, last week, I think, during one day we had almost 1,000 construction workers on the site in one day. So we’re very busy, and we expect our first item or area, our refining area, to start up next month. So we’ve been making a lot of progress on our construction.

I think the other things that have happened since I last talked to you and our earnings release is that the evidence continues to build in the cardiovascular area. And that’s very exciting to us, because this is going to be our future to push this out to very large populations where, really, we can treat all the cardiovascular risk factors instead of what’s currently being treated in the LDL cholesterol.

Also since we last talked, we’ve begun our project with getting a plant base DHA. And that’s in the announcement of other significant events.

Our objective here is very simply to get DHA out at a price a little less than the high-grade fish oil and still make gross profit margins in the mid to upper 50 percent ranges. And that’s our objective. Now, it’s going to be a lengthy process, but we think we have a decent shot of getting that.

So these are the major events that have been taking place. It’s a good time at the company. And as I said, it just feels wonderful to be able to tell you that we’re now making money on an annual basis, and we expect this to continue.

And Pete’s going to go into the numbers in detail now.

Peter Buzy - CFO & Treasurer — Martek Biosciences Corp.

All right. Thank you. I wanted to touch base at a high level about our statement of operations, balance sheet — I’ll talk about liquidity, the capital build-out and then our forecast.

Looking at the fourth quarter, our sales were slightly less than $39 million. It’s a substantial increase from the same period last year where they were about, approximately $15 million.

During the quarter we did close the purchase transaction of FermPro. Under the Martek umbrella, it was approximately two months of activity at FermPro, which did result in about, a little more than $2 million of tolling business.

The net nutritional products numbers, give or take, $36 million. Of that amount, about 95 percent of those sales – or greater than 95 percent – related to infant formula sales. Again, all of our licensees have been very active. And this quarter we also saw some additional sales from Nestle in the United States.

Looking at the composition of our sales, again, I think we are within about 10 percent of, from an accuracy standpoint, this number. Our U.S. sales were most likely about 50 to 60 percent of our overall sales and, again, the international sales making up about 40 to 50 percent.

We saw a very nice sequential increase from the third quarter, approximately 25 percent. Things continue to go very, very well. Martek right now is operating on an informal allocation basis. Demand has outstripped our current production requirements, and as I’ll talk in just a few minutes, we’re doing our best to catch up our production.

Looking at the U.S. market, the penetration rate of Martek’s products in infant formula sales, we believe is in the mid-40 percent range. The company gets a variety of reports. We did hear today that one of the services had adjusted some previously issued percentage rates. We are investigating that right now.

We’ve looked at the revised numbers and what they’re showing is the sequential, probably two to three percent increase over the last several months. And I would think, at the end of the day, that’s showing a very nice trend.

Again, the trend is increasing, and we know that Martek’s customers are looking for as much product as we can make right now.

We think we’re on track to be near 50 percent market penetration, probably at the two-year anniversary date of our product being launched in the States. So that would be in the February-March time period.

The cost of sales during the quarter was approximately 39 percent versus 41 percent in the previous quarter. A few items impacted that negatively. The first one is that we did have the FermPro business under the Martek umbrella for about two months.

We are transitioning out some of the lower-margin contract business, and we’ll do that over the next couple of quarters. So that was one or two percentage points to the negative.

Then the next one is the arachidonic acid purchases that Martek makes from our production partner DSM. We were negatively impacted slightly by the currency in our fourth quarter, as well as some short term inefficiencies.

DSM right now is – or during the quarter – increased some of their capacity in Italy, with smaller fermentation tanks, and the cost structure is not quite as appropriate with the smaller tanks.

But right now it translates to short term sales for the company, and we’ll talk about what DSM and Martek are doing to increase production in the States in just a few minutes.

Martek’s R&D expense was about $3.5 million versus about $2.5 the previous year. Basically what we’ve done during the year, we’ve geared up several biotech projects, as well as projects associated with reducing the price of our oil production.

Approximately two-thirds of our R&D expense relates to some aspect of development of our oil products.

Our SG&A for the quarter was about $4.9 million. We did have two months’ worth of the FermPro operations in Martek’s SG&A. Some of the other increases, both for the quarter and for the year, include insurance costs and other just infrastructure costs as we grow internally, just to make sure that we stay ahead of the demand curve from an infrastructure standpoint.

We did have about $600,000 of other expenses in the quarter. And that was a mix of startup costs associated with the FermPro facility, as well as some of the startup costs incurred at DSM’s plant in Italy.

On a net basis, we had a net income for the quarter of $6.2 million, or about 21 cents per share. That’s versus our guidance, and basically our guidance was previously 18 cents to 21 cents.

So it came in at the high end of our range from an earnings standpoint, above our range from a revenue standpoint, probably with the one issue being the margin that Pete Linsert had mentioned.

On a net basis, the activity of FermPro on a net basis was, give or take, breakeven for the quarter.

Just recapping the entire fiscal year, as Pete said, again, we’re well over double our sales in last year. Last year’s sales were about $46 million, so we’ve come in just shy of $115 million. The first full fiscal year of profitability, of profits, as you know, approaching $16 million.

It’s been quite a transition year. We’ve geared up our production, a significant amount of new production at our Kentucky facility, with the purchase of FermPro late in the year.

The currency was one of the big negatives for the year. The contract that Martek has with DSM is a cost plus contract. Fortunately, DSM’s production cost has come down during the year, but most of that benefit has been offset by the dollar-euro. And we are working with DSM to get production in the States.

So I want to review our balance sheet briefly. We finished the year with about $97 million in cash. Our accounts receivable were, give or take, $20 million, with the days outstanding about 48 days, which is consistent with our previous quarter.

Inventory was about $14 million. Approximately $2 million of that related to inventory associated with the FermPro activities. We did have increases in the quarter of about – over $30 million of plant, property and equipment.

With the FermPro transaction, we did assume a note instrument, a $10 million debt instrument. The terms of that instrument are a five percent interest rate. There’s an 11-year payment term at about approximately a 20-year amortization. So we think that those are very favorable debt terms for the company.

Looking at our liquidity position, we did generate some cash from operations during the fiscal year. If you look at our earnings and you add back the non-cash items, over $20 million from an EBITDA standpoint. So we think, again, that was a positive. And in this transitional year to profitability, we think that’s, again, very, very positive.

Looking out over the next year, we’re starting the year with $97 million in cash. We have a fairly aggressive expansion plan in front of us. We will spend in the next 12 to 18 months somewhere between $120 and $140 million.

That number is higher than what we talked about last quarter. And there’s three primary reasons. One is, we’re increasing some of the downstream capacity at the FermPro facility, so that our downstream capabilities will give us a capacity in excess of $500 million capacity.

We are building an ARA extraction facility. We think once we get production of ARA in the States, that in the long run will help improve our margins on arachidonic acid.

And then finally, we’re accelerating some of the build-out. Right now, Martek’s production is the pinch point for additional growth in the infant formula market. And, again, we’re doing out best to meet that demand and accelerate our production.

To pay for the capital, basically what we have is our existing cash. We’ve got $97 million. We will have cash from operations during the year.

In addition, we are getting very close to closing a bank loan. I think we talked about that in our last conference call. Our bank facility will be between $75 and $80 million, and it’ll be effectively a bridge facility, mostly likely about a three-year term with very favorable LIBOR-based pricing. And we expect to have an announcement on that facility in the next 30 or so days.

Looking at our capacity, right now, or we finished the year on a production run rate close to $150 million. We are still on track to have a production run rate of double that number, or $300 million by the end of our fiscal ‘04, with a production run rate of $500 million by mid-’05.

So right now, again, that capacity is coming on. The construction is going well.

The other big piece of Martek’s production, again, is the arachidonic acid. A company called DSM makes that for Martek right now at one of their plants in Italy. They are in the process of – or they have converted an existing plant in the United States to make arachidonic acid. They’re starting that up this month, and we will start to receive some products from them in the January time period.

In the long run, this is Martek’s best hedge against any sort of currency risk, in that hopefully by this time next year more than 50 percent of our capacity will be coming out of DSM’s U.S. plant.

Most of that capacity will come on – it’ll be phased in with the larger component of that capacity in the Q3 and Q4 of our fiscal year.

The same thing with Martek’s capacity. We are in the process of converting some existing production tanks at the Kingstree, the former FermPro facility, to make Martek DHA. Again, it’s a very aggressive construction project going on now.

We’ll be making DHA late in our second quarter, probably for release in our third quarter, out of our new fermentation production tanks at the South Carolina facility. So what you’ll see is probably a gradual Q2 increase over Q1, with a fairly significant increase in Q3 and Q4 as the new capacity comes on.

Looking at our guidance for the next quarter and fiscal year, first I wanted to start with the first quarter. We previously announced in October that there was a power failure at a production – in Italy, which caused an incident at DSM’s Capua, Italy plant. The power was out for approximately – or less than 24 hours. But at the end of the day, it did lose two or three weeks’ worth of production capability.

We announced in early October that we felt that that negative impact of that would be somewhere between $6 and $8 million to Martek’s revenue in the first quarter. As it turns out, that number probably will be closer to $5 or $6 million. So DSM has made up some of that capacity.

Unfortunately, we will be burdened with some higher costs in the short term associated with that power outage. Although we’re not getting charged for the product that was lost in the process, there are fairly significant inefficiencies in the startup, as well as the fact that we’re accelerating certain deliveries and air shipping quite a lot of product to meet demand.

We have filed an insurance claim. And right now we’ll know, I think, within 30 to 60 days about that claim. And most likely, that claim would be in the $2 to $3 million range. So we will give an update once we know about that.

For the first quarter on a combined basis, we’re looking at revenues somewhere between $32 to $34 million. We’re looking at our cost of sales probably between 37 and 38 percent. Again, that would be prior to any sort of potential insurance proceeds.

R&D costs somewhere between $3.8 and $4.2 million; SG&A costs somewhere between $5 and $5.4 million; Other operating expenses somewhere between $300,000 and $400,000; with a bottom line of somewhere between $3 and $4 million for the quarter. On a per share basis, that’s somewhere between 10 cents and 13 cents for the quarter.

Looking at the entire fiscal year, the first quarter we have the negative impact on sales because of the power outage. But things will scale up pretty significantly after that.

For the quarter – I’m sorry – for the fiscal year we are looking at sales somewhere between $190 to $210 million, a profit margin for the year of somewhere between 41 and 42 percent, research and development costs in the range of $16 to $18 million, SG&A costs between $23 and $26 million, other operating expenses, again, which will be some of the startup expenses associated with Kingstree, somewhere between $2 and $3 million.

So on a net basis, we’re looking at a net income of $35 to $45 million, or on a per share basis, somewhere between $1.12 to $1.42 per share.

With that, we’ll open it up for questions.

Operator

Ladies and gentlemen, if you would like to register a question, please press the one followed by the four on your telephone. You will hear a three-tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the one followed by the three. If you are using a speakerphone, please lift your handset before answering your request. One moment, please, for the first question.

Our first question comes from the line of Scott Van Winkle with Adams Harkness. Please go ahead with your question.

Scott Van Winkle - Adams, Harkness & Hill — Analyst

Hey, guys. A couple of questions.

First, does your guidance for sales of $190 to $210 million for the year, does that include any new business outside of formula?

Peter Buzy - CFO & Treasurer — Martek Biosciences Corp.

You know, Scott, we’ve been very conservative in that number. The demand is there, clearly, in the infant formula piece.

We have quite a lot of potential deals in the works right now, but we have not included much of anything in there outside of infant formula.

Scott Van Winkle - Adams, Harkness & Hill — Analyst

And, Pete, you mentioned you expect second quarter revenue may be up slightly from Q1.

Peter Buzy - CFO & Treasurer — Martek Biosciences Corp.

Well, I think it’s the adjusted Q1, which would adjust for the negative impact of the power outage.

Scott Van Winkle - Adams, Harkness & Hill — Analyst

Got you. So if you took 33 and added, you know, $5 million, let’s say a $38 million type of unaffected Q1 number, up slightly from there.

Peter Buzy - CFO & Treasurer — Martek Biosciences Corp.

That’s correct. Yes.

Scott Van Winkle - Adams, Harkness & Hill — Analyst

OK. And you said that next month you begin getting production out of, I think it’s a New Jersey plant from DSM. Where do you think the percentage of your arachidonic acid would come from that New Jersey plant, let’s say in six months? Would it be half, or more than half, or less than half?

Peter Buzy - CFO & Treasurer — Martek Biosciences Corp.

I think by the end of the fiscal year, I think it’ll probably be half of our capacity. But I really can’t give you the exact breakdown on a per quarter basis.

Scott Van Winkle - Adams, Harkness & Hill — Analyst

OK. And as far as assumptions for revenue contribution from the tolling business at FermPro, should we expect that it comes, you know, stays relatively flat? You’re going to cut some of this out, you get an extra month. But, you know, $2-$2.5 million a quarter, ...

Peter Buzy - CFO & Treasurer — Martek Biosciences Corp.

That’s reasonable, yes.

Scott Van Winkle - Adams, Harkness & Hill — Analyst

... is that a good assumption for FermPro, non-DHA revenue?

Peter Buzy - CFO & Treasurer — Martek Biosciences Corp.

I think on an annual basis you’re right on, somewhere between $8 and $10 million on an annual basis.

Scott Van Winkle - Adams, Harkness & Hill — Analyst

Thank you very much.

Operator

Our next question comes from the line of Marshall Penix (ph) with – a private investor. Please go ahead with your question.

Marshall Penix Private Investor

Yes, for Mr. Linsert, I have observed over quite a few years of investing, that it seems when a company has a unique product or service, and therefore, something of a monopoly, that that doesn’t last too long.

Eventually, competitors come in, even though there are patent protections and obstacles to market entry and so forth. And they do come in and they give the original company quite a run for its money.

And I’m sure you’ve thought a lot about that, you and the board. What sort of things do you see down the line where competition might come in for whatever reason? What sort of competition, what products and what kind of companies?

Henry Linsert, Jr. - Chairman& CEO — Martek Biosciences Corp.

Well, yes, we have thought about this, and we’ve been thinking about it for the last 10 to 12 years.

There are various lines of defense. But let me tell you about where we see possible sources of competition.

One is another source of microbial-produced DHA, which we are right now in the process of bringing a suit against them for patent infringement. And our attorneys believe that we have a very strong case.

We also believe that another potential source is fish oil DHA. And specifically, one of the infant formula companies has applied for a tuna oil source of DHA. We believe that tuna oil is potentially a source of contaminants – mercury, PCBs and dioxins.

And we believe the FDA, who is reviewing that application and has been reviewing that for a very long time, may have problems with it, especially with this latest information that has been announced on mercury in tuna fish flesh.

So, that is another source. We believe that this would be a very risky step for the agency to introduce a tuna oil source of DHA at this particular time, with all this adverse publicity about this.

But your question is, that we have to watch out for this, and at the end of the day, we have to run our business well. And that is to provide the best service at a cost that our customers can make a good profit on. And so, we’ve developed a group here that we believe provide the high grade of service, are very responsive to our customers, even in this time of allocation.

So, I think with these, the patents, the problems with the fish oil source and us, hopefully providing the best service that we can at a price where all the licensees can make money, will keep us in a very strong position for a significant period of time.

Marshall Penix Private Investor

Well, now, you ...

Henry Linsert, Jr. - Chairman& CEO — Martek Biosciences Corp.

I hope I wasn’t too wordy in that response to you.

Marshall Penix Private Investor

No. That’s fine, thank you. I’m just thinking. Since about half of your sales are outside of the United States, we’ve seen and heard about various steps taken towards protectionism these days.

What is – what are the chances that some foreign government, wanting to protect its own industry, might push you out?

In other words, let some competitor come in that the FDA in the United States, or no government agency in the United States would allow. But because of trying to protect its own industry, you could maybe get pushed, if not pushed out, at least have a lot of your sales cut into by some local industry or some local, particular company, maybe.

Henry Linsert, Jr. - Chairman& CEO — Martek Biosciences Corp.

Well, right now, there’s only one other microbial source of DHA, and it’s fairly insignificant. So in the scheme of things, it probably hasn’t gotten on anyone’s radar screen. And we are enforcing our – in the process of enforcing – our patent rights with them.

The other source being fish and fish oil, fish oil – the large amounts of fish oil are primarily used for other uses. This really hasn’t – really is not a significant portion of the fish and fish oil industry.

So my sense is that, while I have worries about certain things, I don’t worry about this source, because it’s really a trivial part of things.

Marshall Penix Private Investor

OK. Thank you very much.

Operator

Our next question comes from the line of Dalton Chandler with Needham and Company. Please proceed with your question.

Dalton Chandler - Needham & Co. — Analyst

Hi, guys. First of all, let me just ask the – you mentioned the lawsuit to enforce your patents. Is that with Celanese?

Henry Linsert, Jr. - Chairman& CEO — Martek Biosciences Corp.

Yes. That was – well, it’s a subsidiary of Celanese, ...

Peter Buzy - CFO & Treasurer — Martek Biosciences Corp.

Right.

Henry Linsert, Jr. - Chairman& CEO — Martek Biosciences Corp.

... which I understand has just been purchased by the Blackstone Group. Nutrinova....

Peter Buzy - CFO & Treasurer — Martek Biosciences Corp.

(INAUDIBLE)

Henry Linsert, Jr.: I think Nova has been purchased.

Peter Buzy - CFO & Treasurer — Martek Biosciences Corp.

But it’s actually Celanese. It’s part of Celanese.

Henry Linsert, Jr. - Chairman& CEO — Martek Biosciences Corp.

Yes.

Peter Buzy - CFO & Treasurer — Martek Biosciences Corp.

Yes.

Dalton Chandler - Needham & Co. — Analyst

OK.

Henry Linsert, Jr. - Chairman& CEO — Martek Biosciences Corp.

So, ...

Dalton Chandler - Needham & Co. — Analyst

So that – that’s fine.

Then I wondered if you could talk a little bit more about the SemBioSys collaboration agreement. And, you know, you mentioned that it involves about $10 million and some milestone payments. What, you know, what the milestones are and the scope of the project and any timing expectations that you could share with us?

Henry Linsert, Jr. - Chairman& CEO — Martek Biosciences Corp.

I think overall, the time horizon we’re looking at is approximately five to seven or eight years, in that range.

What we’ve done is, we’re going to take the genes that we – we believe now we understand the genetic mechanisms by which DHA is made. In fact, we’ve been successful at putting those genes into a bacterium and making DHA in a bacterium, which is a scientific first.

So, our first project would be to have SemBioSys, whose expertise lies in plant genetics, is to put those genes into arabidopsis . And if we see good results in arabidopsis – as you know, arabidopsis is the first plant where the whole genome is known.

And if the results look favorable in arabidopsis, then we would be proceeding to probably one of the smaller seed oil plants. I would not expect a soybean or a corn or one of the major seed oils, but one of the lesser ones, where we would see if we could get those genes into that plant so that the seeds oil would come out maybe five, 10, 15 percent type of that triglyceride oil in the form of DHA.

And we believe that if we were successful, that we have an opportunity to dramatically reduce the cost of production on a DHA basis, to maybe a tenth (INAUDIBLE) – hope that we could get that to be a small fraction of the current costs of DHA.

And as I mentioned earlier, our objective would be to get the price of seed oil enriched with DHA down on the DHA basis, less than high-grade fish oil, but still making gross margins in the mid to possibly upper 50 percent range.

Peter Buzy - CFO & Treasurer — Martek Biosciences Corp.

And, Dalton, financially, for the next – for this fiscal year, the maximum we could pay in the arrangement was about $1.5 million, which is included in the numbers that we gave out today, of our total R&D for the year being between $16 and $18 million.

Dalton Chandler - Needham & Co. — Analyst

OK. Thanks. That’s helpful.

And then, let me just ask you a capacity question. The 500 by mid-’05, is that calendar ‘05?

Peter Buzy - CFO & Treasurer — Martek Biosciences Corp.

That’s Martek’s fiscal ‘05.

Dalton Chandler - Needham & Co. — Analyst

OK. And when you talked about the bump up in cap ex, I got the impression that part of that was to either increase the 500, or you were thinking about something beyond the mid-’05 timeframe.

Peter Buzy - CFO & Treasurer — Martek Biosciences Corp.

Well, part of it is some of the downstream processing. And we’re gearing that processing up – or sizing it for capacity in excess of the 500. So, in the future, if we needed to scale our fermentation up, all we need to spend money on is the fermentation, and that the downstream processing will be in place.

Dalton Chandler - Needham & Co. — Analyst

OK. All right. Thanks very much.

Operator

Our next question comes from the line of Tim Ramey with D.A. Davidson. Please proceed with your question.

Tim Ramey - D.A. Davidson — Analyst

(INAUDIBLE) expected in January. Is this – you know, is this one out five? Is it one out of three? You know, what percentage of the, sort of the total ramp-up in production do you expect to be coming out ...

Henry Linsert, Jr. - Chairman& CEO — Martek Biosciences Corp.

There was a problem with the phone. We didn’t hear your start, Tim.

Tim Ramey - D.A. Davidson — Analyst

Oh, I’m sorry. First I congratulated you on a great quarter, and then I said, you know, you mentioned that there was a new bit of production that would be coming on line in January at the new plant.

And I just was asking you to give us some order of magnitude or, you know, is this one-fifth of the project? Or is it one-twentieth? Or is it one-third?

Henry Linsert, Jr. - Chairman& CEO — Martek Biosciences Corp.

Well, it’s what we call the refining, bleaching and deodorizing section of the plant. And that’s – I don’t know. Pete, do you have any percentage cost-wise?

Peter Buzy - CFO & Treasurer — Martek Biosciences Corp.

It is a component of our manufacturing cost structure. That in itself does not bring incremental, additional fermentation of or overall output capacity.

What we did say today is that we’ll be getting additional arachidonic acid from DSM produced in the States starting kind of late in our first quarter. We’ll have some more capacity on an incremental basis in our first and second quarter, primarily from the assets we have in place, and then significantly more capacity coming on in our third and fourth quarter.

Tim Ramey - D.A. Davidson — Analyst

Did I – did I misunderstand you, then, that at the new plant in South Carolina, that there would be something coming on line in ...

Peter Buzy - CFO & Treasurer — Martek Biosciences Corp.

There’ll be a refining coming on line.

Tim Ramey - D.A. Davidson — Analyst

OK.

Henry Linsert, Jr. - Chairman& CEO — Martek Biosciences Corp.

Refining capacity will come on next month.

Tim Ramey - D.A. Davidson — Analyst

Got it. OK. But it doesn’t necessarily ...

Henry Linsert, Jr. - Chairman& CEO — Martek Biosciences Corp.

No additional fermentation capacity.

Tim Ramey - D.A. Davidson — Analyst

Understood. When does the first bit of fermentation start to come on?

Peter Buzy - CFO & Treasurer — Martek Biosciences Corp.

That’ll be ...

Henry Linsert, Jr. - Chairman& CEO — Martek Biosciences Corp.

Springtime.

Peter Buzy - CFO & Treasurer — Martek Biosciences Corp.

... in the springtime they’ll be making it in our second quarter, but probably for product release in our third quarter.

Tim Ramey - D.A. Davidson — Analyst

OK. And you mentioned that you’re essentially allocating your customers at this point. Does that mean that you are really sort of backing down your new market development efforts for the time being, as well?

Peter Buzy - CFO & Treasurer — Martek Biosciences Corp.

You know, ...

Henry Linsert, Jr. - Chairman& CEO — Martek Biosciences Corp.

Well, let me just say, we’re putting the new market arrangements in for ‘05 and ‘06 right now.

But we hope to have, as Pete pointed out, we hope to have this extra capacity in place. We’re going to have to look at our capacity this spring to see about even increasing it even further. But we’ll have to cross that bridge when we come to it this spring.

But right now the arrangements for pregnant lactating, cardiovascular, syndrome-x, those type of things are being worked on, but that would really – and food – would start really hitting in late ‘04, ‘05 and ‘06.

So we’ve always got to be a year to two years ahead of ourselves in that area.

Tim Ramey - D.A. Davidson — Analyst

OK. And just a quick follow-up to one of the earlier questioner’s points, or your answer to one of the earlier questioners on fish oil.

When we’re talking about tuna, I guess I understand, you know, some of the risks associated with those oils. Are those same risks present in things like menhaden oil?

Henry Linsert, Jr. - Chairman& CEO — Martek Biosciences Corp.

Yes. You’ve got – with dioxins and PCBs. I mean, these are everywhere. And, in fact, some European studies have really pointed out that there are significant levels of these contaminants, maybe even more.

But it’s a really dicey area. And when you think of these oils being used as supplements for pregnant, lactating and for infants and pre-term infants, and all you’re talking about is a very minor cost difference, this is – we believe that putting those type of oils in as a source of DHA really doesn’t make a lot of sense.

And we are – we think that long term, by making a pure product, we have the preferred – we have the preferred DHA in this case.

Tim Ramey - D.A. Davidson — Analyst

Great. And, Pete, just wondering if you can give us any sort of shape of the curve on the spending as you go through your ‘04 fiscal year. You mentioned $120 to $140 million. Is that relatively equally distributed? Or are there ...

Peter Buzy - CFO & Treasurer — Martek Biosciences Corp.

That probably is more weighted to the first three quarters.

Tim Ramey - D.A. Davidson — Analyst

OK. So should we be thinking kind of $40 million run rates in the first three quarters?

Peter Buzy - CFO & Treasurer — Martek Biosciences Corp.

You know, I’ll tell you, probably the first two quarters, 40 to 50. And then we’ll have some also in the third quarter.

Tim Ramey - D.A. Davidson — Analyst

Thanks a lot.

Operator

Our next question comes from the line of Carol Sherman with Merrill Lynch. Please proceed with your question.

Carol Sherman - Merrill Lynch — Analyst

Hi. Great quarter, guys.

I didn’t catch the name of that company or competitor that was potentially infringing on your patent. Or did you say it?

Henry Linsert, Jr. - Chairman& CEO — Martek Biosciences Corp.

Yes. It was – it’s a company called Nutrinova that was a subsidiary of Celanese.

Carol Sherman - Merrill Lynch — Analyst

OK.

Henry Linsert, Jr. - Chairman& CEO — Martek Biosciences Corp.

And recently the Blackstone Group bought Nutrinova.

Let me just put things into perspective a little bit. Nutrinova primarily is in the sweetener business.

Carol Sherman - Merrill Lynch — Analyst

OK.

Henry Linsert, Jr. - Chairman& CEO — Martek Biosciences Corp.

And they had a – they have a small group that’s been working on DHA from a microbial source. And we ...

Carol Sherman - Merrill Lynch — Analyst

OK. And a vegetarian source? Or – and a microbial source, OK.

Henry Linsert, Jr. - Chairman& CEO — Martek Biosciences Corp.

Well, it’s from algae. And it’s ...

Carol Sherman - Merrill Lynch — Analyst

Yes, OK.

Henry Linsert, Jr. - Chairman& CEO — Martek Biosciences Corp.

... we believe that there’s patent infringement, especially with regard to the claims associated with the organism and the oil that’s made from the formerly OmegaTech. When we bought OmegaTech, they had a series of intellectual property and patents around a different strain than the one we’re using for infant formula.

And so, we believe that this – and process. So, there’s a – we believe there’s an excellent case here on our part to show patent infringement.

And in Europe we’ve gotten stronger claims than the United States that – in Europe we have a claim that we’re prosecuting now that says, DHA from any microbe.

Peter Buzy - CFO & Treasurer — Martek Biosciences Corp.

Just want to clarify. We don’t see them as a competitor of infant formula. If they are competitors, they’re more in the food and beverage application area.

Carol Sherman - Merrill Lynch — Analyst

OK.

Henry Linsert, Jr. - Chairman& CEO — Martek Biosciences Corp.

Yes. They’re not approved for infant formula in the United States. And to our knowledge, no one is using their oil in any infant formula. In fact, we don’t know of any in any food, either.

Carol Sherman - Merrill Lynch — Analyst

OK. Next question. With regards to the recent announcement that Nestle will be marketing a new formula with your DHA and ARA blend, do you have any information on the size of that marketplace? Or any information that you can share, I should say.

Henry Linsert, Jr. - Chairman& CEO — Martek Biosciences Corp.

In the U.S., I think Nestle has about six or eight percent, somewhere in that range. They’re not one of the major players in the U.S.

Peter Buzy - CFO & Treasurer — Martek Biosciences Corp.

Internationally, though, they’re the dominant player. They did sign a worldwide license with Martek, but right now we can’t comment on their activity, other than what’s announced in the States.

Carol Sherman - Merrill Lynch — Analyst

OK. Thank you.

Henry Linsert, Jr. - Chairman& CEO — Martek Biosciences Corp.

Yes, thank you.

Operator

Our next question comes from the line of James Cox with Martek Biosciences. Please proceed with your question.

James Cox - Martek Biosciences Corp.

Yes, hi. Just back to the subject of Neuromins. Any game plan as to when you will tap your major market? The seniors. Any prognostications there?

And thanks for a great job.

Henry Linsert, Jr. - Chairman& CEO — Martek Biosciences Corp.

Thanks, Jim. You know, one of the problems we’ve got right now is making enough of the material. We are talking to partners for major campaigns addressing this area, both cardiovascular and other.

And as you know, the studies are now starting to indicate that DHA – low levels of DHA – or maybe a risk factor or – high levels may be avoiding the risk of – or some risk – for age-related dementia. But we’re in the talking stage.

Again, part of the problem is our inability to meet current demand. And from what you’ve heard, we’re really hard at work getting this construction so that we can get this equipment in production, so we can start addressing these areas.

James Cox - Martek Biosciences Corp.

Thank you.

Operator

Our next question comes from the line of Elise Wang with Smith Barney. Please proceed with your question.

Elise Wang - Citigroup/Smith Barney — Analyst

Yes, hi. It’s Elise Wang. Just a couple of questions in regards to the guidance.

Obviously, in regards to the first quarter guidance and also the year – the overall year – it seems that there’ll be a pretty significant jump up in, I guess, in terms of had a look at this, in terms of the revenues, as well as the change in the margin over time during the course of the year.

And I was wondering if you could elaborate a bit about how you see the gross margin changing as it relates to not only the nutritional product sales, but also to the FermPro tolling operation, as to how you manage that over the course of the year, and what we should attempt to really look at or expect over this year, as well as how we may expect to see the pattern of revenues during the course of the year, given what you said for the first quarter and for the year.

Peter Buzy - CFO & Treasurer — Martek Biosciences Corp.

OK, Elise, we have not given the quarterly guidance, but let me walk you through the components that will drive our margin.

For the first quarter, we will be impacted by a couple, almost one-time types of events. The first one being the power outage and the additional cost associated with that. So that’s, again, that’s really a Q1, isolated event.

On a relative basis, the margin from the tolling business at FermPro, we are cycling out of some of the contracts which were not as profitable, and we’ve done a lot of that already. So we think we’ll see some improvement in that, the go-forward margin at the FermPro facility.

And then also, on a weighted basis, as our overall sales increase, the impact of that is lessened.

Then looking out over the next couple quarters, we will start to receive and sell product – the arachidonic acid that’s made in the States. That will improve our margins from the get-go.

The capacity, or the amount of arachidonic acid that DSM makes, looking at – for the entire ‘04 in Europe will be higher. We think that cost structure will be better than what we had in ‘03. So that’s another benefit.

And then also, we’ll be making better margins out of our Winchester facility. You know, we had a learning curve with the dramatic growth we had over the last 12 months.

And then finally, late in the – well, for Q3 and Q4, a substantial amount of additional capacity will come on at the South Carolina facility, we think, at very healthy margins that will get this margin, we think, up hopefully on a run rate basis well above the range that we gave by our fourth quarter.

And then looking at sales, we gave guidance for the first quarter. I think if you normalize those sales with the negative impact of the power outage, so if you add another, say, $6 million to that number, we’re looking at some incremental improvement off of that base for our second quarter. That, again, with substantially more capacity coming on in Q3 and Q4.

Elise Wang - Citigroup/Smith Barney — Analyst

OK. And then, perhaps, could you also speak to how we should look at potential tax implications for you going forward and beyond?

When should we expect to see that come into play versus your net operating losses? How much do (INAUDIBLE) ...

Peter Buzy - CFO & Treasurer — Martek Biosciences Corp.

We have, you know, a very significant NOL right now. We’ll expand some footnote disclosure in this year’s financials. Sometime either late ‘04 or ‘05, we will potentially book a tax asset associated with that NOL.

Again, we will update that each quarter. I think the earliest that could happen would be probably our fourth quarter or sometime in ‘05.

Elise Wang - Citigroup/Smith Barney — Analyst

OK. And then just to clarify that. Once you book that, what does that mean in terms of looking at the tax rate for the company?

Peter Buzy - CFO & Treasurer — Martek Biosciences Corp.

Right. I think after that, you know, we’d have a theoretically, in either late this year or next year, a one-time gain. And then going forward after that, an effective tax rate most likely in the 39 to 40 percent range.

We still would not be paying taxes for some period of time, but we would have that effective tax rate in our earnings.

Elise Wang - Citigroup/Smith Barney — Analyst

OK. Thank you very much.

Operator

Ladies and gentlemen, as a reminder, to register a question, please press the one four.

Our next question comes from the line of Marshall Penix (ph). Please proceed with your question.

Marshall Penix Private Investor

Yes. Since you are working so hard to increase capacity, are acquisitions in the picture? And if they are, would they be planned? And what sort of companies would they be? Or would it be more of an opportunistic thing, if you did make an acquisition?

Henry Linsert, Jr. - Chairman& CEO — Martek Biosciences Corp.

I think that last comment you made – opportunistic, and it’d have to be a good opportunity. Because right now, we’ve got a very full plate.

And to bring all this construction off, making all the arrangements in cardiovascular and pregnant-lactating, and age-related dementia, as I say, is a full plate. This past year has been what I call kind of organized chaos, where you really – this rapid expansion really tries you.

So that, again, if we do anything in that area, it would have to be a darn good opportunity. And that’s the only time we’d probably get active in that business. We’ve got enough to do.

Marshall Penix Private Investor

OK, thank you.

Operator

Our next question comes from the line of Marcus Kominis (ph) with Standard & Poor’s. Please proceed with your question.

Marcus Kominis

Hi, gentlemen. Congratulations on solid execution this quarter.

Henry Linsert, Jr.: Thank you.

Marcos Kaminis

You mentioned during your early comments that penetration will reach a run rate of 50 percent. And I missed the timeframe you gave on that.

Peter Buzy - CFO & Treasurer — Martek Biosciences Corp.

Marcos, we think it’d be near 50 percent most likely at about the second anniversary date of the product being in the States. So sometime in, as I say, the February-March-April time period.

Marcos Kaminis

OK. And you talked about the plant-sourced DHA. Are there any regulatory obstacles to getting to that?

Henry Linsert, Jr. - Chairman& CEO — Martek Biosciences Corp.

Yes, there are. And because that would be a crop that’s different than what’s out in nature now. So that’s why we’re talking – looking at that seven-, eight-year kind of timeframe.

But we believe that now is the time to start working on this, because success in this area would just radically change the economics of making DHA.

So it’s going to be a long process, but you have to start – your first step has to start somewhere. And our scientists believe that they have a good shot at being successful at this.

And then, if that’s successful, then we have to go through the regulatory issues. And that’s why we’re – probably be going after one of the secondary seeds. We wouldn’t be going after soybeans, but going after one of the more minor seed oils, which would still provide us the economics we’re looking for, but at the same time wouldn’t – we would hope that it wouldn’t raise such regulatory issues that a major seed crop might.

Does that make sense?

Marcos Kaminis

Yes, it sure does.

One last question. With regard to new product categories, what – can you rank for me or tell me what is the main obstacle in getting that going. It’s going to start up in ‘05, I think you said.

Is it R&D? Is it working out the partnerships? Or is it capacity constraint?

Peter Buzy - CFO & Treasurer — Martek Biosciences Corp.

Well, (INAUDIBLE), we are looking at these different applications. The first one we see is pregnancy and lactation. We see a cardiovascular application some time later, ‘04, ‘05, as well as food applications.

In the food area, there’s a variety of companies that have been working with our product. It’s not a capacity issue, but there’s a very lengthy time period between the time that they start working with a product and they can launch.

We do have some capacity issues in connection with the pregnancy and lactation product, but we’re working with the various potential partners, looking at our production capabilities. And we have given ourselves some wiggle room in connection with commitment levels for inventory, to potentially at least get some product out into the market late in ‘04.

Marcos Kaminis

OK. Thank you.

Operator

Mr. Buzy, there are no further questions at this time. I will now turn the call back to you. Please continue with your presentation or closing remarks.

Henry Linsert, Jr. - Chairman& CEO — Martek Biosciences Corp.

Well, this is Pete Linsert. I want to thank you for joining us again.

As I say, it’s a great feeling for me, having been around this company for a long time, to announce an annual earnings, and they’re respectable. And we hope that we’re going to see significant improvement, as Pete had indicated in his guidance for next year.

We have a lot to do. We believe that construction is going very well. And this capacity is going to be going in place pretty much as we expected and had given guidance on.

So, I hope that the next time we meet, which will be, what – in March ...

Peter Buzy - CFO & Treasurer — Martek Biosciences Corp.

March.

Henry Linsert, Jr. - Chairman& CEO — Martek Biosciences Corp.

March, that we will have a lot more information to share with you on our progress to be reaching toward these much bigger numbers that Pete has put forth.

And so, it’s a fun time, a good time, and we’ll look forward to seeing you in three months.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.